UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.

                            FORM 8-K

                         CURRENT REPORT
           Pursuant to Section 13 or Section 15(d) of
               The Securities Exchange Act of 1934


Date of Report:  November 15, 1996


                 WASHINGTON NATIONAL CORPORATION
      (Exact name of registrant as specified in its charter)


   DELAWARE                   1-7369                   36-2663225
(State or other             (Commission              (IRS Employer
 jurisdiction of             File Number)         Identification No.)
 incorporation)

        300 Tower Parkway, Lincolnshire, Illinois   60069
      (Address of principal executive offices)    (Zip Code)

  Registrant's telephone number, including area code:  (847) 793-3000

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Item 5.  Other Events


Washington National Corporation today announced it has signed a definitive agreement to merge with PennCorp Financial
Group, Inc. (NYSE: PFG). The transaction, valued at approximately $400 million, is subject to approval by Washington National and PennCorp Financial shareholders and certain regulatory agencies, and is expected to be completed during the first quarter of 1997. The consideration for the transaction will be PennCorp Financial Group common stock and cash. The transaction is intended to be a tax free merger with respect to PennCorp Financial common stock received.

Under the agreement, the holder of each outstanding share of Washington National common stock will be entitled to receive $29.50 in the form of cash, subject to the cash limitation described below, or shares of PennCorp Financial common stock, or a combination of cash and shares of PennCorp Financial common stock. The aggregate purchase price is subject to a reduction of up to $3 million (approximately $.23 per share) depending on the price obtained in a sale of Washington National's commercial mortgage portfolio. Approximately $73 million of cash consideration will be available on a pro-rata basis to those Washington National Corporation common stock shareholders who elect to receive cash for their shares. In addition, approximately $27 million will be used to purchase shares held by a Washington National pension plan, to redeem the shares of Washington National Corporation's $2.50 convertible preferred stock (which will be redeemed prior to the close of this transaction), and to retire outstanding Washington National Corporation options and shares of restricted stock. Additionally, two Washington National board members will be named to the PennCorp Financial board of directors.

The amount of PennCorp Financial common stock received in the merger will depend on the average closing price of PennCorp Financial common stock during the 20 trading days ending on the third trading day prior to the closing. If the average closing price is between $31.66 and $38.69 per share, the value of PennCorp Financial common stock received will remain at $29.50 (subject to the above adjustment). If the average closing price is between $28.14 and $31.66, the amount of PennCorp Financial common stock received will be the same as for a price of $31.66. If the average closing price is below $28.14, the transaction may be terminated by Washington National unless PennCorp Financial provides additional shares to maintain the value at the same level as for an average closing price of PennCorp Financial common stock of $28.14. If the average closing price is between $38.69 and $42.21 per share, the amount of PennCorp Financial common stock received will be the same as for a price of $38.69. If the average closing price is greater than $42.21, the transaction may be terminated by PennCorp Financial unless Washington National agrees to adjust the number of shares of PennCorp Financial common stock to maintain the value at the same level as for an average closing price of $42.21.

Pending regulatory filings, both companies expect to mail proxy statements to shareholders and hold shareholder meetings to vote on the transaction as soon as practicable. A fee of $10 million (approximately $.75 per share) is payable under certain conditions by Washington National if its Board of Directors decides to modify or terminate the agreement, including acceptance of an unsolicited acquisition proposal from a third party.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       Washington National Corporation
                                               (Registrant)


Date:  November 15, 1996               By:  /s/ Joan K. Cohen
                                            Joan K. Cohen, Vice President
                                            Controller and Treasurer